Exhibit 2.4

Industry Canada
Certificate
of Amendment
Canada Business
Corporations Act




IQ Power Technology Inc.


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Name of corporation-Denomination de la societe

I hereby certify that the articles of the above-named corporation were amended


(a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;

(b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;

(c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;

(d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization.





                                                       March 31, 1998
     Director
                                                       Date of Amendment

                                 CANADA BUSINESS
                                CORPORATIONS ACT
                                     FORM 4
                              ARTICLES OF AMENDMENT
                               (SECTION 27 OR 171)

1 - Name of Corporation - Denomination de la societe

IQ POWER TECHNOLOGY INC.



3 - The articles of the above-named corporation are amended as follows:

Pursuant to section 173(1)(o) of the Canada Business Corporations Act, Article 7 is amended to provide that the Directors may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders provided further that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.






Date                                                    Description of Office
March 27, 1998                                          President